                                                         OMB APPROVAL
                                                   OMB Number: 3235-0145
                                                   Expires: December 31, 1997
                                                   Estimated average burden
                                                   hours per response... 14.90

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                          CARDIAC PATHWAYS CORPORATION
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                           Common Stock, no par value
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  141408 10 4
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2-95)
                               Page 1 of 5 Pages

CUSIP No.   141408 10 4                    13G         PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mir A. Imran ###-##-####
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    483,333
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   483,333
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            495,833
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

            Not applicable
          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.3%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

            IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 141408 10 4                                         Page 3 of 5 Pages

ITEM 1.

         (a)     NAME OF ISSUER:  Cardiac Pathways Corporation

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 995 Benecia Avenue, Sunnyvale, CA 94086


ITEM 2.

         (a)     NAME OF PERSON FILING:  Mir A. Imran



         (b)     ADDRESS OF PRINCIPAL OFFICE: 26641 Laurel Lane, Los Altos, CA
                 94022



         (c)     CITIZENSHIP:  United States

         (d)     TITLE OF CLASS OF SECURITIES:  Common Stock, no par value

         (e)     CUSIP NUMBER:   141408 10 4

ITEM 3.  Not applicable

ITEM 4.

         (a)     AMOUNT BENEFICIALLY OWNED:  495,833


         (b)     PERCENT OF CLASS:  5.3%

(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                         (i)   Sole power to vote or to direct the
                               vote: 483,333
                         (ii)  Shared power to vote or to direct the vote:
                         (iii) Sole power to dispose or direct the
                               disposition of:  483,333
                         (iv)  Shared power to dispose or direct the
                               disposition of:

CUSIP No. 141408 10 4                                        Page 4 of 5 Pages




ITEM 5.  Not applicable

ITEM 6.  Not applicable

ITEM 7.  Not applicable

ITEM 8.  Not applicable

ITEM 9.  Not applicable

CUSIP No. 141408 10 4                                        Page 5 of 5 Pages


ITEM 10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       January 24, 1997
                                       --------------------------------
                                                    Date


                                       /s/Mir A. Imran
                                       ---------------------------------
                                                  Signature


                                      Mir A. Imran
                                      ----------------------------------
                                                 Name/Title